Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS SECOND-QUARTER RESULTS FOR

THE PERIOD ENDED MARCH 31, 2007

Digital revenue reaches 14% of total revenue, growing 11% sequentially;

Realignment takes transformation to the next level

•	Total revenue of $784 million for the second quarter of fiscal 2007 decreased 2% from the prior-year quarter, or 5% on a constant-currency basis.

•

Digital revenue increased to $111 million, or 14% of total revenue in the quarter, up 23% from $90 million in the prior-year quarter and up 11% sequentially from $100 million in the first quarter of fiscal 2007.

•

Operating income declined to $19 million in the quarter compared to $45 million in the prior-year quarter. Adjusted to exclude $16 million of non-recurring items related to the company’s realignment initiatives (see “Non-Recurring Items” below), operating income for the quarter declined 22% to $35 million.

•

Operating income before depreciation and amortization (OIBDA) declined to $80 million from $104 million in the prior-year quarter. Adjusted to exclude Non-Recurring Items, OIBDA for the quarter declined 8% to $96 million.

•

Net loss of $0.19 per diluted share in the quarter increased from a net loss of $0.05 per diluted share in the prior-year quarter. Adjusted to exclude Non-Recurring Items, net loss per diluted share in the quarter was $0.10.

NEW YORK, May 8, 2007—Warner Music Group Corp. (NYSE: WMG) today announced its second-quarter financial results for the period ended March 31, 2007.

“We are in the midst of transforming Warner Music Group to a music-based content company,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “Despite tough comparisons to last year and a challenging industry environment, we achieved some important successes this quarter. We gained album share in the largest global music market, the U.S., achieved double-digit revenue growth in the second largest global music market, Japan, sustained our digital leadership position, and concluded new partnerships. Perhaps most significantly, we advanced our initiatives to maximize the value of our content and to diversify our revenue streams. Essential to the on-going success of those business initiatives, we are in the process of realigning the organization to more effectively deploy our resources to growth areas, such as digital and video distribution. By helping us manage physical costs, while redeploying our resources and ongoing investments towards new business initiatives, this realignment will ensure a successful transformation in an evolving music industry, not just for this year or the next, but for years to come.”

Michael Fleisher, Warner Music Group’s Executive Vice President and CFO, added: “Our realignment initiatives are designed to improve our effectiveness, flexibility, structure and performance. Between now and the end of the fiscal year, we expect to incur one-time restructuring and implementation charges ranging from $65 million to $80 million.”

Second-Quarter Results

For the second quarter of fiscal 2007, revenue slipped 2% to $784 million from $796 million in the same period last year. This decline was driven by difficult Recorded Music comparisons against our very strong second quarter last year. In addition, the recorded music industry remains challenged by piracy and changing consumption patterns in the shift from physical sales to new forms of digital music. On a constant-currency basis, quarterly revenue fell 5%. Declines in our physical Recorded Music revenue were only partially offset by increases in Music Publishing and digital Recorded Music revenue. Domestic revenue was relatively flat while international revenue was down 4%, or 11% on a constant-currency basis.

Operating income for the quarter dropped to $19 million from $45 million in the prior-year quarter and operating margin was down 3.2 percentage points to 2.4%. Adjusted to exclude Non-Recurring Items, operating income for the quarter declined 22% to $35 million and operating margin was down 1.2 percentage points to 4.5%.

OIBDA for the quarter declined to $80 million from $104 million in the prior-year quarter and OIBDA margin contracted 2.9 percentage points to 10.2%. Adjusted to exclude Non-Recurring Items, OIBDA for the quarter fell 8% to $96 million and OIBDA margin contracted 0.8 percentage points to 12.2%. The decline in OIBDA margin this quarter reflected margin benefits in last-year’s quarter related primarily to higher-selling major artist releases, negative operating leverage from lower sales on a similar fixed cost base and a change in product mix.

Net loss was $27 million, or $0.19 per diluted share, for the quarter. Adjusted to exclude Non-Recurring Items, net loss was $15 million, or $0.10 per diluted share, for the quarter. Net loss in the second quarter of fiscal 2006 was $7 million, or $0.05 per diluted share.

The company reported a cash balance of $362 million, total long-term debt of $2.3 billion and net debt (total long-term debt minus cash) of $1.9 billion, all as of March 31, 2007.

For the quarter, net cash provided by operating activities was $70 million compared to $176 million in the comparable fiscal 2006 quarter. Free Cash Flow (calculated by taking cash flow from operations less capital expenditures and cash paid or received for investments) was $49 million, compared to $162 million in the comparable fiscal 2006 quarter. Unlevered After-Tax Cash Flow (calculated by excluding cash interest paid from Free Cash Flow) was $73 million, compared to $186 million in the comparable fiscal 2006 quarter (see below for complete definitions and calculations of “Free Cash Flow” and “Unlevered After-Tax Cash Flow”).

Below is the business segment discussion for the quarter.

Recorded Music

Revenue for the company’s Recorded Music business decreased 4% from the prior-year quarter to $648 million, and declined 7% on a constant-currency basis. Softer sales in the U.K., France, Canada and Latin America were the most significant contributors to this decline while Asia Pacific sales were helped by strength in Japanese local repertoire. Recorded Music digital revenue of $105 million grew 22% over the prior-year quarter and represented 16% of total Recorded Music revenue. Domestic Recorded Music digital revenue was $77 million, or 22% of total domestic Recorded Music revenue.

Major sellers in the quarter included titles from Madonna, Pretty Ricky, Red Hot Chili Peppers, Gerald Levert and Musiq Soulchild. Domestic Recorded Music revenue was $358 million in the quarter, down 1% from the prior-year quarter, while international Recorded Music revenue was $290 million, off 8% from the prior-year quarter, or 14% on a constant-currency basis. Declines in domestic and international quarterly revenue were largely the result of fewer best sellers year-over-year.

Recorded Music operating income totaled $13 million in the quarter, down from $40 million in the prior-year quarter, resulting in an operating margin of 2.0% compared to 5.9% in the prior-year quarter. Adjusted to exclude Non-Recurring Items of $15 million, operating income for the quarter fell 30% to $28 million resulting in an operating margin of 4.3% compared to 5.9% in the prior-year quarter.

Recorded Music OIBDA was $55 million for the quarter, compared to $81 million in the prior-year quarter, resulting in an OIBDA margin of 8.5% compared to 12.0% in the prior-year quarter. Adjusted to exclude Non-Recurring Items, Recorded Music OIBDA was $70 million for the quarter and Recorded Music OIBDA margin was 10.8%, down 1.2 percentage point from the prior-year quarter. The OIBDA margin and operating margin declines in the quarter reflected margin benefits in last-year’s quarter related primarily to higher-selling major artist releases, negative operating leverage from lower sales on a similar fixed-cost base and variation in the company’s product mix.

Music Publishing

Music Publishing revenue in the quarter increased by 11% from the prior-year quarter to $143 million, an increase of 4% on a constant-currency basis. Revenue benefits can primarily be linked to an increase in performance and digital revenue. Digital revenue from Music Publishing was $6 million, which represented 4% of total Music Publishing revenue for the quarter.

On a constant-currency basis, year-over-year declines in quarterly mechanical revenue of 7% were offset by a 50% increase in digital revenue and a 15% rise in performance revenue.

Music Publishing operating income grew 19% to $38 million in the quarter from $32 million in the prior-year quarter primarily due to the increase in revenue. Music

Publishing operating margin was 26.6% compared to 24.8% in the prior-year quarter. Music Publishing OIBDA was $53 million for the quarter, up 13% from $47 million in the prior-year quarter. Music Publishing OIBDA margin was 37.1%, up 0.6 percentage points from the prior-year quarter.

Financial details for the second quarter of fiscal 2007 can be found in the company’s report on Form 10-Q, filed today with the Securities and Exchange Commission. Additional information on the realignment initiatives announced today and described further below can also be found in the company’s current report on Form 8-K, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

Non-Recurring Items

On May 8, 2007, the company announced a realignment plan to implement changes intended to better ally the company’s workforce with the changing nature of the music industry and to improve financial flexibility by consolidating and streamlining the structure of the company’s businesses. These changes are part of the company’s continued evolution from a record and songs-based business to a music-based content company and the ongoing management of its cost structure.

Approximately $16 million of non-recurring costs were incurred in the fiscal 2007 second quarter, consisting of $12 million in restructuring costs and $4 million in non-recurring severance and other charges reflected in selling, general and administrative expenses. Of the $16 million of non-recurring costs, $15 million were incurred by the Recorded Music division and $1 million were corporate costs. These non-recurring items had a related tax benefit of $4 million. This quarter’s restructuring and severance charges related primarily to the elimination of duplicative positions and redirecting of resources to growth areas of the company’s businesses in Europe.

The company intends to enhance its effectiveness, flexibility, structure and performance by reducing and realigning long-term costs. The company expects to incur a charge ranging from $55 million to $65 million for severance and related benefits. In addition, the company expects to incur implementation charges ranging from $10 million to $15 million related to consulting fees, costs of temporary workers and stay bonuses. All of these restructuring and implementation costs will be paid in cash.

The company anticipates that the changes described above will be implemented throughout the remainder of fiscal 2007. The company expects to incur substantially all of the costs associated with the restructuring plan by the end of the current fiscal year. The cost savings are expected to be largely offset by new hirings and ongoing investment focused on new business initiatives such as digital distribution and video.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra,

Lava, Maverick, Nonesuch, Perfect Game, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995 This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to the company’s report on Form 10-K and its other filings with the Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

Figure 1. Warner Music Group Corp. - Consolidated Statement of Operations, Three and Six Months Ended 3/31/07 versus 3/31/06 (dollars in millions, except per share amounts)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	% Change	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues:	$784	$796	(2%)	$1,712	$1,840	(7%)
Costs and expenses:
Cost of revenues	(427)	(409)	(4%)	(935)	(939)	0%
Selling, general and administrative expenses	(275)	(294)	6%	(565)	(617)	8%
Restructuring costs	(12)	—	—	(12)	—	—
Amortization of intangible assets	(51)	(48)	(6%)	(101)	(95)	(6%)

Total costs and expenses	($765)	($751)	(2%)	($1,613)	($1,651)	2%

Operating income	$19	$45	(58%)	$99	$189	(48%)
Interest expense, net	(45)	(45)	0%	(92)	(90)	(2%)
Equity in gains (losses) of equity-method investees	—	1	(100%)	—	1	(100%)
Other income, net	—	2	(100%)	—	2	(100%)

Net (loss) income before income taxes	($26)	$3	—	$7	$102	—
Income tax expense	(1)	(10)	—	(16)	(40)	—

Net (loss) income	($27)	($7)	—	($9)	$62	—

Net (loss) income per share:
Basic	($0.19)	($0.05)		($0.06)	$0.44

Diluted	($0.19)	($0.05)		($0.06)	$0.41

Weighted averages shares outstanding:
Basic	145.9	141.9		145.4	141.7

Diluted	145.9	141.9		145.4	150.6

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets as of 3/31/2007 and 9/30/06 (dollars in millions)

	March 31, 2006	September 30, 2007	% Change
	(unaudited)	(audited)
Assets:
Current Assets
Cash & cash equivalents	$362	$367	(1%)
Short-term investments	—	18	(100%)
Accounts receivable, less allowances of $198 and $ 207	513	585	(12%)
Inventories	70	59	19%
Royalty advances (to be recouped w/in 1 year)	194	191	2%
Deferred tax assets	61	45	36%
Other current assets	37	35	6%

Total Current Assets	$1,237	$1,300	(5%)
Royalty advances (to be recouped after 1 year)	238	207	15%
Investments	26	25	4%
Property, plant & equipment, net	135	146	(8%)
Goodwill	984	929	6%
Intangible assets subject to amortization, net	1,679	1,711	(2%)
Intangible assets not subject to amortization	100	100	—
Other assets	93	102	(9%)

Total Assets	$4,492	$4,520	(1%)

Liabilities & Shareholders’ Equity:
Current Liabilities
Accounts payable	$200	$209	(4%)
Accrued royalties	1,178	1,142	3%
Taxes & other withholdings	32	32	0%
Current portion of long-term debt	17	17	—
Dividend payable	22	22	—
Other current liabilities	333	377	(12%)

Total current liabilities	$1,782	$1,799	(1%)
Long-term debt	$2,249	$2,239	0%
Dividends payable	1	3	(67%)
Deferred tax liabilities, net	205	197	4%
Other noncurrent liabilities	251	224	12%

Total Liabilities	$4,488	$4,462	1%
Common stock	—	—	—
Additional paid-in capital	574	567	1%
Accumulated deficit	(564)	(516)	9%
Accumulated other comprehensive income	(6)	7	—

Total Shareholders’ Equity	$4	$58	(93%)

Total Liabilities & Shareholders’ Equity	$4,492	$4,520	(1%)

Figure 3. Warner Music Group Corp. - Summarized Statement of Cash Flows, Three and Six Months Ended 3/31/07 versus 3/31/06 (dollars in millions)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	% Change	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net cash provided by operating activities	$70	$176	(60%)	$107	$205	(48%)
Net cash used in by investing activities	(11)	(75)	(85%)	(69)	(91)	(24%)
Net cash used in financing activities	(25)	(23)	9%	(46)	(45)	2%
Effect of foreign currency exchange rates on cash	1	3	(67%)	3	2	50%

Net increase (decrease) in cash	$35	$81	(57%)	($5)	$71	(107%)

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”).

Figure 4. Warner Music Group Corp. - Reconciliation of OIBDA to Net Income, Three and Six Months Ended 3/31/07 versus 3/31/06 (dollars in millions)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	% Change	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OIBDA	$80	$104	(23%)	$220	$306	(28%)
Depreciation expense	(10)	(11)	9%	(20)	(22)	9%
Amortization expense	(51)	(48)	(6%)	(101)	(95)	(6%)

Operating income	$19	$45	(58%)	$99	$189	(48%)
Interest expense, net	(45)	(45)	0%	(92)	(90)	(2%)
Equity in gains (losses) of equity-method investees	—	1	(100%)	—	1	(100%)
Other income, net	—	2	(100%)	—	2	(100%)

Loss (income) before income taxes	($26)	$3	—	$7	$102	—
Income tax expense	(1)	(10)	—	(16)	(40)	—

Net (loss) income	($27)	($7)	—	($9)	$62	—

OIBDA Margin	10.2%	13.1%		12.9%	16.6%
Operating Income Margin	2.4%	5.7%		5.8%	10.3%

Adjusted Results

In the second quarter, non-recurring items consisted of approximately $12 million in restructuring costs and $4 million in non-recurring severance and other charges reflected in selling, general and administrative expenses. Of the $16 million of non-recurring costs, $15 million were incurred by the Recorded Music division and $1 million were corporate costs. These non-recurring items had a related tax benefit of $4 million. This quarter’s restructuring and severance charges related primarily to the elimination of duplicative positions and redirecting of resources to growth areas of the company’s businesses in Europe.

Such charges relate to specific events and do not reflect ongoing operations of the business. Therefore, the company is also presenting results excluding these items. We consider these adjusted results to be an important indicator of the operational strengths and performance of our businesses, including the ability to provide free cash flow to service debt. However, a limitation of the use of these adjusted amounts as performance measures is that they do not reflect the charges noted and, therefore, do not necessarily represent funds available for discretionary use, and are not necessarily measures of the company’s ability to fund its cash needs. Accordingly, these adjusted amounts should be considered in addition to, not as a substitute for, operating income, net income (loss), EPS and other measures of financial performance reported in accordance with GAAP.

Figure 5. Warner Music Group Corp. - Reconciliation of GAAP Operating Income to Non-GAAP Adjusted OIBDA, for the Three and Six Months ended 3/31/07 versus 3/31/06 (dollars in millions)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	% Change	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Total WMG Operating Income - GAAP	$19	$45	(58%)	$99	$189	(48%)
Depreciation and Amortization	61	59	(3%)	121	117	(3%)

Total WMG OIBDA	$80	$104	(23%)	$220	$306	(28%)
Restructuring costs	12	—	—	12	—	—
Non-recurring severance and other costs	4	—	—	4	—	—

Total WMG OIBDA Excluding Non-Recurring Charges	$96	$104	(8%)	$236	$306	(23%)

Recorded Music Operating Income - GAAP	$13	$40	(68%)	$112	$206	(46%)
Depreciation and Amortization	42	41	(2%)	84	81	(4%)

Recorded Music OIBDA	$55	$81	(32%)	$196	$287	(32%)
Restructuring costs	11	—	—	11	—	—
Non-recurring severance and other costs	4	—	—	4	—	—

Recorded Music OIBDA Excluding Non-Recurring Charges	$70	$81	(14%)	$211	$287	(26%)

Music Publishing Operating Income - GAAP	$38	$32	19%	$41	$38	8%
Depreciation and Amortization	15	15	0%	31	30	(3%)

Music Publishing OIBDA	$53	$47	13%	$72	$68	6%

Figure 6. Warner Music Group Corp. - Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income, for the Three and Six Months ended 3/31/07 versus 3/31/06 (dollars in millions)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	% Change	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Total WMG Operating Income - GAAP	$19	$45	(58%)	$99	$189	(48%)
Restructuring costs	12	—	—	12	—	—
Non-recurring severance and other costs	4	—	—	4	—	—

Total WMG Operating Income Excluding Non-Recurring Charges	$35	$45	(22%)	$115	$189	(39%)

Recorded Music Operating Income - GAAP	$13	$40	(68%)	$112	$206	(46%)
Restructuring costs	11	—	—	11	—	—
Non-recurring severance and other costs	4	—	—	4	—	—

Recorded Music Operating Income Excluding Non-Recurring Charges	$28	$40	(30%)	$127	$206	(38%)

Figure 7. Warner Music Group Corp. - Reconciliation of GAAP to Non-GAAP Net Income (Loss) and Earnings Per Share for the Three and Six Months ended 3/31/07 versus 3/31/06 (dollars in millions, except per share amounts)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Income (loss:
Net (loss) income - GAAP	($27)	($7)	($9)	$62
Restructuring costs	12	—	12	—
Non-recurring severance and other costs	4	—	4	—
Tax effect on non-recurring items	(4)	—	(4)	—

Net (loss) income - Excluding Non-Recurring Charges	($15)	($7)	$3	$62

Earnings Per Share:
EPS - GAAP	($0.19)	($0.05)	($0.06)	$0.41
Restructuring costs	0.08	—	0.08	—
Non-recurring severance and other costs	0.03	—	0.03	—
Tax effect on non-recurring items	(0.03)	—	(0.03)	—

Diluted EPS- Excluding Non-Recurring Charges	($0.10)	($0.05)	$0.02	$0.41

Constant Currency

As exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of results on a constant-currency basis in addition to reported results helps improve the ability to understand the company’s operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant-currency basis as one measure to evaluate our performance. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the $30 million, $22 million and $9 million unfavorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the three months ended March 31, 2007 compared to the comparable prior-year three months. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and is not a measure of performance presented in accordance with GAAP.

Figure 8. Warner Music Group Corp. - Reconciliation of GAAP Operating Income to Non-GAAP Adjusted OIBDA, Constant Currency for the Three and Six Months ended 3/31/07 versus 3/31/06 (dollars in millions)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	% Change	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006	% Change
	As reported (unaudited)	Constant $ (unaudited)		As reported (unaudited)	Constant $ (unaudited)
Total WMG Operating Income - GAAP	$19	$47	(60%)	$99	$197	(50%)
Depreciation and Amortization	$61	60	(2%)	$121	119	(2%)

Total WMG OIBDA	$80	$107	(25%)	$220	$316	(30%)
Restructuring costs	12	—	—	12	—	—
Non-recurring severance and other costs	4	—	—	4	—	—

Total WMG OIBDA Excluding Non-Recurring Charges	$96	$107	(10%)	$236	$316	(25%)

Recorded Music Operating Income - GAAP	$13	$42	(69%)	$112	$212	(47%)
Depreciation and Amortization	$42	41	(2%)	$84	82	(2%)

Recorded Music OIBDA	$55	$83	(34%)	$196	$294	(33%)
Restructuring costs	11	—	—	11	—	—
Non-recurring severance and other costs	4	—	—	4	—	—

Recorded Music OIBDA Excluding Non-Recurring Charges	$70	$83	(16%)	$211	$294	(28%)

Music Publishing Operating Income - GAAP	$38	$32	19%	$41	$39	5%
Depreciation and Amortization	$15	16	6%	$31	31	0%

Music Publishing OIBDA	$53	$48	10%	$72	$70	3%

Figure 9. Warner Music Group Corp. - Revenue by Geography, Three and Six Months Ended 3/31/07 versus 3/31/06 As Reported and Constant Currency (dollars in millions)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	Three Months Ended March 31, 2006	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006	Six Months Ended March 31, 2006
	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)
Revenue by Geography:
US revenue	419	417	417	825	876	876
Recorded Music	358	361	361	720	768	768
Music Publishing	61	56	56	105	108	108
International revenue	372	388	419	899	980	1,044
Recorded Music	290	315	337	728	828	877
Music Publishing	82	73	82	171	152	167
Intersegment eliminations	($7)	($9)	($10)	($12)	($16)	($16)

	$784	$796	$826	$1,712	$1,840	$1,904

Revenue by Segment:
Recorded Music	648	676	698	1,448	1,596	1,645
Music Publishing	143	129	138	276	260	275
Intersegment eliminations	(7)	(9)	(10)	(12)	(16)	(16)

Total Revenue	$784	$796	$826	$1,712	$1,840	$1,904

Free Cash Flow

Free Cash Flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay ongoing regular quarterly dividends. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, Free Cash Flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of the company to other companies in our industry.

As Free Cash Flow is not a measure of performance calculated in accordance with GAAP, Free Cash Flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. As Free Cash Flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under GAAP — “Net cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free Cash Flow includes cash paid for interest. We also review our cash flow adjusted for cash interest, a measure we call “Unlevered After-Tax Cash Flow”. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider Unlevered After-Tax Cash Flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with accounting principles generally accepted in the U.S.

Figure 10. Warner Music Group Corp. - Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three and Six Months Months Ended 3/31/07 versus 3/31/06 (dollars in millions)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net cash flow provided by operating activities	$70	$176	$107	$205
Less: Capital expenditures	8	7	13	12
Less: Cash paid (received) for investments, net, excluding short-term investments	13	7	81	18

Free Cash Flow (a) (b)	$49	$162	$13	$175

(a) -	Free Cash Flow includes $2 million cash paid for non-recurring restructuring charges

(b) -	Free Cash Flow includes cash paid for interest as follows (in millions):

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006
Free Cash Flow	$49	$162	$13	$175
Plus: Cash paid for interest	24	24	73	71

Unlevered After-Tax Cash Flow	$73	$186	$86	$246

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Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790

Will.Tanous@wmg.com	Jill.Krutick@wmg.com